EXHIBIT 10.BB.1
AMENDMENT NO. 2 TO THE
EL PASO CORPORATION
2005 SUPPLEMENTAL BENEFITS PLAN
     WHEREAS, El Paso Corporation (the “Company”) maintains the El Paso Corporation 2005 Supplemental Benefits Plan (the “Plan”), effective as of January 1, 2005; and
     WHEREAS, Section 6.7 of the Plan permits the Management Committee to amend the Plan, subject to certain limitations set forth therein; and
     WHEREAS, consistent with its delegated authority, the Management Committee desires to amend the Plan to correct a scrivener’s error, to simplify the crediting of supplemental RSP matching contributions, and to add claims procedures.
     NOW, THEREFORE, the Plan is amended, effective as of the dates set forth below, as follows:
     1.     Effective January 1, 2005, Section 4.1 is hereby amended in its entirety to correct a scrivener’s error with respect to the designation of eligible participants, as follows:
     “Section 4.1 Participants
     The Management Committee shall determine and designate the officers and key management employees of an Employer who are eligible to become Participants and receive benefits under the Plan. Each Participant must be a selected management or highly compensated employee.”
     2.     Effective January 1, 2009, the first sentence of the second paragraph of Section 5.2 is hereby amended to read as follows:
     “From time to time, as determined by the Management Committee, the Company shall allocate amounts equal to such additional Employer matching contributions to a ledger account for the Participant.”
     3.     Effective January 1, 2008, a new Section 6 shall be added to the Plan, and the prior Section 6 “General Provisions” shall be renumbered as Section 7. The new Section 6 shall hereby read as follows:
     “Section 6 Claims Procedure
     Claims for benefits shall be administered in accordance with the procedures set forth in this Section 6 and any additional written procedures that may be adopted from time to time by the Management Committee.

          6.1 Submission of Claim
A claim for benefit payment shall be considered filed when a written request is submitted to a Claims Administrator in the corporate human resources office. The Claims Administrator shall respond to a claim in writing or electronically. An authorized representative may act on behalf of a Participant or Beneficiary (hereinafter “Claimant”) who claims benefits.
The Management Committee shall designate one or more persons on the Company’s human resource staff as “Claims Administrator(s)” and authorize such individuals to make claims determinations.
          6.2 Notice of Denial
Any time a claim for benefits is wholly or partially denied, the Claimant shall be given written notice or electronic notice of such action within 90 days after the claim is filed, unless special circumstances require an extension of time for processing. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 90-day period. The extension shall not exceed 180 days after the claim is filed.
Such notice will indicate (i) the reason for the denial, (ii) the specific provisions of the Plan on which the denial is based, (iii) an explanation of the claims appeal procedure including the time limits applicable to the procedure and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) and (iv) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.
          6.3 Right to Request Review
Any person who has had a claim for benefits denied by the Claims Administrator, who disputes the benefit determination, or is otherwise adversely affected by action of the Claims Administrator, shall have the right to request review by the Management Committee. The Management Committee shall provide a full and fair review that takes into account all comments, documents, records, and other information submitted relating to the claim, without regard to whether the information was previously submitted or considered in the initial benefit determination. Such request must be in writing, and must be made within 60 days after such person is advised of the Claims Administrator’s action. If written request for such review is not made within such 60-day period, the Claimant shall forfeit his or her right to review. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The Claimant may submit written comments, documents, records and other information relating to the claim.

          6.4 Review of Claim
The Management Committee shall then review the claim. The Management Committee may hold a hearing if it is deemed necessary and shall issue a written decision reaffirming, modifying or setting aside the initial determination by the Claims Administrator within a reasonable time and not later than 60 days after receipt of the written request for review, or 120 days if special circumstances, such as a hearing, require an extension. If an extension is required, the Claimant shall be notified in writing or electronically within the initial 60-day period of the extension, the special circumstances requiring the extension and the date by which the Plan expects to render a determination. The Management Committee may authorize one or more members of the Management Committee to act on behalf of the full Committee to review and decide claims.
A copy of the decision shall be furnished to the Claimant. The decision shall set forth the specific reasons for the decision and specific Plan provisions on which it is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a), noting the limitation under Section 6.5 below. The decision shall be final and binding upon the Claimant and all other persons involved.
          6.5 Civil Actions under ERISA Section 502(a)
A civil action under ERISA Section 502(a) may not be filed with respect to a claim for benefits under the Plan until the claims procedures and review procedures of this Section 6 have been satisfied. The civil action may not be brought on or after the date that is one year after the date that the final decision under Section 6.4 is made with respect to the claim.”
     IN WITNESS WHEREOF, this amendment has been executed by the undersigned, thereunto duly authorized, effective as of the dates set forth therein.

EL PASO CORPORATION
By:	/s/ D. Mark Leland
D. Mark Leland
Its:	Chief Financial Officer
Date:	December 17, 2008

ATTEST:
By:	/s/ Marguerite Woung-Chapman
Corporate Secretary